EXHIBIT 28(p)(xxi)
CODE OF ETHICS
Introduction
At SNW Asset Management, we are committed to maintaining the highest standards of business conduct and ethics. This Code of Ethics reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities.
Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of SNW Asset Management. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. Federal and State laws and regulations, the MSRB and NASD rules, as well as our Employee Handbook, Supervisory Procedures Manual and Compliance Manual supplement and/or amplify this Ethics Code and should be read in conjunction with the Code.
The integrity and reputation of SNW Asset Management depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. Unyielding personal integrity is the foundation of our corporate integrity.
Fiduciary Responsibility
SNW Asset Management is a registered investment adviser and acts as investment adviser to institutional investment clients, registered investment companies, high net worth individuals and other types of investment advisory clients. In this capacity, we serve as fiduciaries. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.
Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of our clients. Consistent with this fiduciary duty, the interests of clients take priority over the personal investment objectives and other personal interests of SNW Asset Management personnel.
Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, performance measurement and reporting, as well as your personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately.
Compliance with Laws, Rules and Regulations
SNW Asset Management is committed to conduct its business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure our reputation for honesty and integrity. All individuals subject to the Code are required to comply with all such laws and regulations. All SNW Asset Management employees are required to comply with the U.S. federal securities law and applicable state securities laws. These laws include, but are not limited to, the Advisers Act, ERISA, the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to our activities, and any rules adopted thereunder by the Securities and Exchange Commission (“SEC”) or the Department of the Treasury.
Protection of Material Non-Public Information
SNW Asset Management, in the course of its business, collects nonpublic information from its clients to serve their financial needs, provide customer service, and fulfill legal and regulatory requirements. This may include information about our securities recommendations, and client securities holdings and transactions.
SNW Asset Management restricts access to nonpublic and confidential information to only those employees who need to know that information in order to provide products and services to our clients. Our procedures require employees who do have access to nonpublic information to protect it and keep it confidential. We maintain physical, electronic, and procedural safeguards to protect this sensitive information. Please see attached for SNW Asset Management’s Privacy Policy.
Personal Securities Trading of Access Persons
SNW Asset Management recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through investments. However, because of the potential conflicts of interest inherent in our business, our industry and SNW Asset Management have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients.
“Access Persons”
Under rule 204A-1, the adviser’s code must require certain supervised persons, called “access persons,” to report their personal securities transactions and holdings.1 An access person is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.
Reporting Requirements
All Access Persons must disclose their Personal Accounts to the Compliance Department. It is each access persons’ responsibility to ensure/verify that the Compliance Department is

[1]	Rule 204A-1(a)(3) of the Advisers Act defines “supervised person.” An adviser’s supervised person are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control.

appropriately notified of all accounts. The Compliance Department will direct the access persons brokers to supply SNW Asset Management, on a timely basis, duplicate copies of broker trade confirmations of, and account statements concerning, all Securities transactions in any Personal Account. (See Section “Employee and Employee Related Accounts” for more details regarding this policy)
Initial Holdings Report
A Person must, within 10 days of becoming an access person with SNW Asset Management, provide a signed and dated Initial Holdings Report to the Chief Compliance Officer or other person designated by the CCO. The report must contain the following information current as of a date not more than 45 days prior to the date of the report:
I.	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership;

II.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

III.	The date the report is submitted.
A sample Initial Holdings Report is attached and may be used to satisfy this requirement. Annual Holdings Report
On an annual basis, by a date to be specified by the Compliance Department, each Access Person must provide to the Chief Compliance Officer or other person designated by the CCO, a signed and dated Annual Holdings Report containing data current as of a date not more than forty five (45) days prior to the date of the report. The report must disclose:
I.	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership;

II.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

In the event that SNW Asset Management already maintains a record of the required information via duplicate copes of broker-dealer trade confirmations and account statements received from the Access Person’s broker-dealer, an Access Person may satisfy this requirement by (i) confirming in writing {which may include e-mail) the accuracy of the record on at least an annual basis and (ii) recording the date of the confirmation.

A sample Annual Holdings Report is attached and may be used to satisfy this requirement.

Exemptions to the Reporting Requirements
Rule 204A-1 permits exceptions to personal securities reporting. No reports are required:
•	With respect to transactions effected pursuant to an automatic investment plan.

•	With respect to securities held in accounts over which the access person had no direct or indirect influence or control.
Initial Public Offerings and Private Placements
All Access Persons must obtain the approval of the compliance department before investing in an initial public offering (“IPO”) or private placement.
Reporting Violations and Enforcement
No Code can address all specific situations. Accordingly, each SNW Asset Management employee is responsible for applying the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. Whenever uncertainty arises, an SNW Asset Management employee should seek guidance from an appropriate supervisor or the Compliance Department before proceeding.
All SNW Asset Management employees should promptly report any practices or actions the employee believes to be inappropriate or inconsistent with any provisions of this Code. In addition all employees must promptly report any actual violations of the Code to the Compliance Department. Any person reporting a violation in good faith will be protected against reprisals.
Certifications
SNW Asset Management employees subject to this Code must certify that he or she has read and understands the Code and any amendments, and recognizes that he or she is subject hereto and has complied with its provisions. See attachment for Certification Form.
Review and Enforcement
SNW Asset Management will review compliance with the Code on an on-going basis and as part of the Annual Compliance Audit.
Upon learning of a violation of this Code, the Chief Compliance Officer may impose such sanctions as such member deems appropriate, including, among other things, restitution, censure, suspension or termination of service. Persons subject to this Code who fail to comply with it may also be violating the U.S. federal securities laws or other federal, state or local laws within their particular jurisdictions.
Recordkeeping and Retention
Properly maintaining and retaining company records is of the utmost importance. SNW Asset Management employees are responsible for ensuring that SNW Asset Management’s business records are properly maintained and retained in accordance with applicable laws and regulations in the jurisdictions where it operates. SNW Asset Management employees should familiarize themselves with these laws and regulations. Please see the Document Retention Policy and Schedule on the intranet for more information.
In addition to the required records to be maintained, SNW Asset Management shall keep and retain the following records for at least five (5) years after the last date they were in effect, the first two years in an appropriate off ice of the Adviser:
•	Code of Ethics

•	Records of code violations

•	Records of actions taken as a result of code violations

•	Written acknowledgement of receipt of the code

•	Record of the names of its access persons

•	Holdings and transactions reports made by its access persons

•	Records of decisions approving access persons’ acquisition of securities in IPOs and limited offerings.
From ADV
SNW Asset Management shall describe its code of ethics on Form ADV Part II and provide any client or prospective client with a copy of the code upon request.

SNW ASSET MANAGEMENT LLC
CODE OF ETHICS CERTIFICATION
I hereby acknowledge receipt of the SNW Asset Management Code of Ethics (the “Code”). I certify that I have read and understand the Code and recognize that I am subject to its provisions.
I have reviewed my own situation and conduct in light of the Code. I confirm that I am in compliance with the Code, including the requirements regarding the manner in which I maintain and report my Securities holdings and transactions in my Personal Accounts and conduct of my personal securities trading activities.
I understand that any violation^} f the Code is ground for immediate disciplinary action up to, and including, termination of employment.

Signature

Print Name

Date

Please return this form to the Compliance Department for recordkeeping.